EXHIBIT 5

June 18, 2008

China Information Security Technology, Inc.
21st Floor, Everbright Bank Building,
Zhuzilin, Futian District, Shenzhen, Guangdong, 518040
People’s Republic of China

RE:	Amendment No. 1 to Registration Statement on Form S-1 (the “Registration Statement”) of China Information Security Technology, Inc. (the “Corporation”)

Gentlemen:

                We have acted as special U.S. securities counsel to the Corporation in connection with the preparation of Amendment No. 1 to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the sale by the selling shareholders named therein of 1,910,632 shares of the Corporation’s common stock (the “Shares”). The Shares consist of 1,070,000 shares of common stock and an aggregate of 400,000 shares of common stock issuable upon exercise of warrants owned by Roth Capital Partners, LLC and Brean Murray, Carret & Co., LLC (the “Warrants’).

                We are furnishing this opinion to you in accordance with Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, for filing as Exhibit 5 to the Registration Statement.

                We are familiar with the Registration Statement, and we have examined the Corporation’s Articles of Incorporation, as amended to date, the Corporation’s Bylaws, as amended to date, copies of the stock purchase and subscription agreements and other documents pursuant to which the selling shareholders acquired the Shares, certificates evidencing the Shares, and minutes and resolutions of the Corporation’s Board of Directors. We have also examined such other documents, certificates, instruments and corporate records, and such statutes, decisions and questions of law, as we have deemed necessary or appropriate for the purpose of this opinion. In our examination we have assumed the conformity to original documents of documents submitted to us as copies, the genuineness of all signatures and that the documents submitted to us are within the capacity and powers of, and have been validly authorized, executed and delivered by, each party thereto, other than the Corporation.

                Based upon the foregoing, we are of the opinion that (i) the Shares to be sold by the selling shareholders named in the Registration Statement are validly issued, fully paid and non-assessable, and (ii) the Shares to be issued in accordance with the terms of the Warrants, have been duly authorized by all necessary corporate action of the Corporation, and upon issuance, delivery, and payment of the exercise price therefor in the manner contemplated by the Warrants, will be validly issued, fully paid and non-assessable.

              Our opinion expressed above is limited to the laws of the State of Nevada and the federal laws of the United States of America.

              We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name, as counsel, therein. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Thelen Reid Brown Raysman & Steiner LLP

THELEN REID BROWN RAYSMAN & STEINER LLP
THELEN REID BROWN RAYSMAN & STEINER LLP